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For Release:	September 28, 2007
Contacts:	Financial Kevin L. Tate, CPA Chief Financial Officer (610) 660-6813 ktate@uaigroupinc.com	Media Christine Tassoni (610) 660-6814 ctassoni@uaigroupinc.com

MICHAEL J. MARCHIO APPOINTED TO UNITED AMERICA INDEMNITY BOARD OF DIRECTORS

George Town, Grand Cayman, Cayman Islands, September 28, 2007 – United America Indemnity, Ltd. (NASDAQ: INDM) (UAI) today announced the appointment of Michael J. Marchio to the Company’s Board of Directors and Audit Committee, effective November 10, 2007. Mr. Marchio will succeed John J. Hendrickson, who previously announced his intent to retire from the Company’s Board of Directors.

“I am delighted that Michael Marchio will join the Board of Directors of United America Indemnity” said Saul Fox, Chairman of UAI’s Board of Directors. “Mr. Marchio’s 37 years as a property and casualty insurance executive at the esteemed Chubb Group of Insurance Companies, most recently as its Executive Vice President and Worldwide Director of Claims, will be of tremendous value to our Board’s deliberations.”

“I am honored to be joining UAI’s Board of Directors,” said Mr. Marchio. “With nearly 40 years of experience in the insurance industry, I look forward to sharing my insight and views with the UAI Board and management as it executes on its strategic plan designed to achieve long-term growth and shareholder value.”

Mr. Marchio led a distinguished career at the global insurance company, Chubb & Son. Most recently, Mr. Marchio served as the Worldwide Director of Claims, Executive Vice President, until his retirement in 2006. In this capacity, Mr. Marchio reported directly to the Vice Chairman and was responsible for all technical, financial and administrative aspects of the Chubb Claim Department on a worldwide basis. Mr. Marchio began his career in 1969 at Chubb & Son, and worked in various technical, supervisory and management positions within the claim department. In 1986, he was promoted to Worldwide Managing Director of Casualty Claims, a position he kept until 1999. Mr. Marchio served on the Crohn’s and Colitis Foundation Board of Trustees from 1996 until September 2006.

In June 2007, John J. Hendrickson announced his resignation from the Audit Committee and Board of Directors of UAI, effective on or before September 30, 2007. Mr. Hendrickson has extended his service on the UAI Board and Audit Committee through November 9, 2007 in order to ensure a smooth transition.

About United America Indemnity, Ltd.

United America Indemnity, Ltd. (Nasdaq: INDM), through its several direct and indirect wholly owned subsidiary insurance and reinsurance companies, is a national and international provider of excess and surplus lines and specialty property and casualty insurance and reinsurance, both on an admitted and non- admitted basis. The Company’s principal operating subsidiaries include:

•	Penn-America, which distributes its products to small commercial businesses through a select network of general agents with specific binding authority.

•	United National, a provider of property and casualty products through the following two business units, all of which operate predominately in the excess and surplus lines marketplace:

— Programs, the marketing of insurance products for targeted insured segments, as well as specialty products such as professional lines, through program administrators with specific binding authority;

— Specialty Brokerage, the marketing of property, casualty and professional lines products through wholesale brokers.

•	Wind River Reinsurance Company, Ltd., a Bermuda based treaty and facultative reinsurer of excess and surplus lines and specialty property and casualty insurance.

For more information, visit the United America Indemnity, Ltd. Website at www.uai.ky.

Forward-Looking Information

This release contains forward-looking information about United America Indemnity, Ltd. and the operations of United America Indemnity, Ltd. that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, financial projections and estimates and their underlying assumptions, statements regarding plans, objectives, expectations or consequences of the transactions, and statements about the future performance, operations, products and services of the companies.

The business and operations of United America Indemnity, Ltd. is and will be subject to a variety of risks, uncertainties and other factors. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: (1) the ineffectiveness of United America Indemnity, Ltd.’s business strategy due to changes in current or future market conditions; (2) the effects of competitors’ pricing policies, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products; (3) greater frequency or severity of claims and loss activity than United America Indemnity, Ltd.’s underwriting, reserving or investment practices have anticipated; (4) decreased level of demand for United America Indemnity, Ltd.’s insurance products or increased competition due to an increase in capacity of property and casualty insurers; (5) risks inherent in establishing loss and loss adjustment expense reserves; (6) uncertainties relating to the financial ratings of United America Indemnity, Ltd.’s insurance subsidiaries; (7) uncertainties arising from the cyclical nature of United America Indemnity, Ltd.’s business; (8) changes in United America Indemnity, Ltd.’s relationships with, and the capacity of, its general agents; (9) the risk that United America Indemnity, Ltd.’s reinsurers may not be able to fulfill obligations; (10) investment perform and credit risk; and (11) uncertainties relating to governmental and regulatory policies. The foregoing review of important factors should be read in conjunction with the other cautionary statements that are included in United America Indemnity, Ltd.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as well as in the materials filed and to be filed with the U.S. Securities and Exchange Commission (SEC). United America Indemnity, Ltd. does not make any commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.

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